Exhibit 99.1

Mykrolis Corporation Reports EPS of $0.16 for First Quarter 2004

Net sales increase 21 percent sequentially to $71 million; EPS rise 78 percent

BILLERICA, Mass., April 27, 2004 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and systems to the semiconductor industry, announced today first quarter revenues of $70.5 million, a 21 percent increase from $58.2 million in the fourth quarter of 2003 and a 74 percent increase from the comparable quarter a year ago.

The net income per diluted share for the quarter of $0.16 grew 78 percent from $0.09 in the fourth quarter and compared to a net loss per diluted share of $(0.13) in the first quarter a year ago.

C. William Zadel, Chairman and Chief Executive Officer, commented on the first quarter results: “This was a very successful quarter for Mykrolis. The substantial increase in profitability resulted from operating leverage from higher sales levels and higher gross margin. In addition, we succeeded in managing our working capital while meeting the ramp in demand.”

Mr. Zadel continued, “Our sales growth in the first quarter was evident across all product lines and geographies. Sales of consumable filtration and purification products, which were 69 percent of our total sales, increased 20 percent, as many of our Japanese and Asian customers in the semiconductor industry and in the flat panel display industry experienced continued high production and capacity utilization rates. Sales of liquid and gas delivery equipment, which represented 31 percent of our total sales, grew 24 percent, reflecting stronger demand for new semiconductor manufacturing tools.”

Management Outlook

Mykrolis indicated that for its second quarter of fiscal 2004 it anticipates sales in the range of $72 to $80 million and net income per diluted share in the range of $0.18 to $0.23.

Revenue by Geographic Region ($’s millions):

	Q1 2004	Q1 2003	% Growth
North America	$21.0	$10.5	100%
Japan	26.7	14.9	79%
Asia	16.4	10.7	53%
Europe	6.4	4.4	45%

Total	$70.5	$40.5	74%

	Q1 2004	Q4 2003	% Growth
North America	$21.0	$15.2	38%
Japan	26.7	22.2	20%
Asia	16.4	15.8	4%
Europe	6.4	5.0	28%

Total	$70.5	$58.2	21%

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the first quarter on Tuesday, April 27, 2004 at 6:00 p.m. EDT (3:00 p.m. PDT). The conference call dial-in number is 800-915-4836; outside the U.S., the number is 973-317-5319. A replay of the call can be accessed at 973-709-2089 (passcode: 347927). The conference call will also be webcast on the investor relations portion of the Mykrolis web site at www.mykrolis.com.

About Mykrolis

Mykrolis Corporation, based in Billerica, Massachusetts, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water, photoresists and vacuum systems utilized in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’s future operating results include, without limitation, the risk that a sustained industry recovery may be weaker than past recoveries, our inability to meet increasing demands for our products from our key customers; increased competition in our industry resulting in downward pressure on prices and reduced margins, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to the Securities Markets and Ownership of Our Securities,” and “Risks Related to our Separation from Millipore” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	4/3/2004	3/29/2003
	(unaudited)
Net sales	$70,515	$40,508
Cost of sales	36,446	23,976

Gross profit	34,069	16,532
% of sales	48.3%	40.8%

Selling, general & admin. expenses	19,669	16,352
Research & development expenses	6,297	4,484

Operating income (loss)	8,103	(4,304)
% of sales	11.5%	(10.6%)
Other income, net	474	660

Income (loss) before income taxes	8,577	(3,644)
Income tax expense	1,590	1,713

Net income (loss)	$6,987	$(5,357)
% of sales	9.9%	(13.2%)

Basic net income (loss) per share	$0.17	$(0.13)
Basic weighted average shares outstanding	41,001	39,725

Diluted net income (loss) per share	$0.16	$(0.13)
Diluted weighted average shares outstanding	43,430	39,725

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited)
	April 3, 2004	December 31, 2003
Assets
Cash and cash equivalents	$74,665	$70,503
Marketable securities	4,995	—
Accounts receivable, net	55,862	46,698
Inventories	41,363	38,771
Other current assets	7,982	6,390

Total current assets	184,867	162,362

Marketable securities	9,262	14,266
Property, plant and equipment, net	69,528	71,033
Goodwill and intangible assets, net	24,479	24,939
Other assets	10,931	11,155

Total assets	$299,067	$283,755

Liabilities and shareholders’ equity
Accounts payable	$17,458	$12,613
Accrued expenses and other current liabilities	30,605	36,086

Total current liabilities	48,063	48,699

Other liabilities	12,887	12,028
Shareholders’ equity	238,117	223,028

Total liabilities and shareholders’ equity	$299,067	$283,755

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

Tel#: 978-436-6500

Email: investor_relations@mykrolis.com